As filed with the Securities and Exchange Commission on December 21, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENSEY NASH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3316412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

735 Pennsylvania Drive Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

EIGHTH AMENDED AND RESTATED

KENSEY NASH CORPORATION

EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED

(Full Title of the plan)

Joseph W. Kaufmann

Chief Executive Officer

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, Pennsylvania 19341

(Name and address of agent for service)

(484) 713-2100

(Telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood, Esq.

Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1900

Chicago, Illinois 60661-3693

(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value (3)	300,000 shares	$28.76	$8,628,000	$616

(1)	This registration statement registers additional securities issuable pursuant to the Eighth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, as amended (the “Plan”), the other securities issuable under which are registered under previously filed registration statements on Form S-8. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers an indeterminate number of additional shares of the registrant’s common stock which may be issued under the adjustment provisions of the Plan.
(2)	Based upon the average of the high and low prices per share of common stock of the registrant on December 15, 2010, as reported by the NASDAQ Global Select Market, solely for the purpose of calculating the registration fee. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act.
(3)	Also includes associated rights to purchase 1/1,000 of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the registrant. These rights accompany shares of the registrant’s common stock, are not currently separable from the shares of the registrant’s common stock and are not currently exercisable. The value attributable to these rights, if any, is reflected in the market price of the registrant’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I (Plan Information and Registrant Information and Employee Plan Annual Information) will be sent or given to each participant in the Eighth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). This information may be omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Kensey Nash Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in this document, or in any other subsequently filed document incorporated by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

3. The Company’s Current Reports on Form 8-K dated October 21, 2010, October 25, 2010, November 18, 2010 and December 7, 2010, respectively.

4. The description of the Company’s common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), on November 1, 1995, and any amendments or reports filed for the purpose of updating such description.

5. The description of the Company’s Series A Junior Participating Preferred Stock Purchase Rights contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, on June 19, 2009, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits each Delaware corporation to indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation – a “derivative action”), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and court approval is required before there can be any indemnification where the person seeking indemnification has been adjudged liable to the corporation.

The Company’s Second Amended and Restated Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by the DGCL its directors and any of its officers, employees or agents selected by the Company’s board of directors for indemnification, except that (1) the Company shall not be obligated to indemnify any such person for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company, and (2) the Company shall not be obligated to pay expenses incurred by a director or officer with respect to claims, suits or actions initiated or brought voluntarily by any such person and not by way of defense (other than claims, suits or actions brought to establish or enforce a right to indemnification under the Company’s Second Amended and Restated Certificate of Incorporation, unless a court of competent jurisdiction determines that each of the material assertions made by such person in such proceeding were not made in good faith or were frivolous). In addition, the Company’s Second Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying unlawful dividends or unlawfully repurchasing or redeeming stock or (4) for any transaction from which the director derives an improper personal benefit.

The Company maintains liability insurance for its directors and executive officers. The Company has also entered into indemnity agreements with certain of its directors and executive officers. These agreements require the Company to, among other things, indemnify such directors or executive officers, as applicable, against certain liabilities that may arise by reason of their status or service as directors or executive officers, as well as to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description	Incorporation By Reference To:

4.1	Second Amended and Restated Certificate of Incorporation of Kensey Nash Corporation	Exhibit 3.1 in the Company’s Registration Statement on Form S-1, Registration No. 33-98722.

4.2	Third Amended and Restated Bylaws of Kensey Nash Corporation	Exhibit 3.1 in the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2009.

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Kensey Nash Corporation	Exhibit 3.2 in the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2009.

4.4	Specimen stock certificate representing Kensey Nash Corporation common stock	Exhibit 3.1 in the Company’s Registration Statement on Form S-1, Registration No. 33-98722

4.5	Rights Agreement, dated as of June 18, 2009, by and between Kensey Nash Corporation and Computershare Trust Company, N.A., as Rights Agent	Exhibit 4.1 in the Company’s Current Report on Form 8-K filed with the SEC on June 19, 2009.

4.6	Kensey Nash Corporation Eighth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan, as amended	Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2010.

4.7	Form of Stock Option Agreement	Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2008.

4.8	Form of Restricted Stock Agreement	Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2008.

4.9	Form of Cash Settled Stock Appreciation Rights Agreement	Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2006.

5.1	Opinion of Katten Muchin Rosenman LLP with respect to the legality of securities*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith

Item 9.	Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to the registration statement any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on this 21st day of December 2010.

KENSEY NASH CORPORATION

By:	/S/ JOSEPH W. KAUFMANN
Joseph W. Kaufmann
Chief Executive Officer (principal executive officer),
President, Secretary and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph W. Kaufmann, Douglas G. Evans and Michael Celano, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/S/ JOSEPH W. KAUFMANN	Chief Executive Officer (principal executive officer), President, Secretary and Director	December 20, 2010
Joseph W. Kaufmann

/S/ DOUGLAS G. EVANS, P.E.	Chief Operating Officer, Assistant Secretary and Director	December 20, 2010
Douglas G. Evans, P.E.

/S/ MICHAEL CELANO	Chief Financial Officer (principal financial and accounting officer)	December 20, 2010
Michael Celano

/S/ C. MCCOLLISTER EVARTS, M.D.	Director	December 20, 2010
C. McCollister Evarts, M.D.

/S/ WALTER R. MAUPAY, JR.	Chairman of the Board	December 20, 2010
Walter R. Maupay, Jr.

/S/ ROBERT J. BOBB	Director	December 20, 2010
Robert J. Bobb

/S/ DONALD E. MOREL, JR., PH.D.	Director	December 20, 2010
Donald E. Morel, Jr., Ph.D.

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Katten Muchin Rosenman LLP with respect to the legality of securities*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith